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                                                                     Exhibit 2.7

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                            STOCK PURCHASE AGREEMENT


                                      among


                              WEFA HOLDINGS, INC.,

                               THE STOCKHOLDERS OF
                               WEFA HOLDINGS, INC.


                                       and

                               PRIMARK CORPORATION






                          Dated as of January 16, 1997









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
                                TABLE OF CONTENTS

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
1.           DEFINITIONS.................................................................................1

             1.1.          Certain Matters of Construction...............................................1
             1.2.          Certain Definitions...........................................................2

2.           ACQUISITION................................................................................12

3.           PAYMENT AND CLOSING........................................................................13

             3.1.          Purchase Price...............................................................13
             3.2.          Cash Statement...............................................................13
             3.3.          Time and Place of Closing....................................................14
             3.4.          Delivery.....................................................................14

4.           REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............................................15

             4.1.          Organization and Authority...................................................16
             4.2.          Authorization and Enforceability.............................................16
             4.3.          Non-Contravention, Etc.......................................................16
             4.4.          Title to Shares and Warrants.................................................16

5.           REPRESENTATIONS AND WARRANTIES RELATING TO THE
             COMPANY....................................................................................17

             5.1.          Corporate Matters, etc.......................................................17
             5.2.          Financial Statements, etc....................................................19
             5.3.          Change in Condition..........................................................20
             5.4.          Environmental Matters, etc...................................................22
             5.5.          Real and Personal Property...................................................23
             5.6.          Intellectual Property Rights.................................................23
             5.7.          Certain Contractual Obligations..............................................25
             5.8.          Insurance, etc...............................................................27
             5.9.          Litigation, etc..............................................................28
             5.10.         Compliance with Laws, etc....................................................28
             5.11.         Tax Matters..................................................................28
             5.12.         Employee Benefit Plans.......................................................31
             5.13.         Brokers, etc.................................................................33

6.           REPRESENTATIONS AND WARRANTIES OF THE BUYER................................................33

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
             6.1.          Corporate Matters, etc.......................................................34
             6.2.          Financial Condition, etc.....................................................34
             6.3.          Investment Intent, Related Matters...........................................35
             6.4.          Litigation...................................................................35
             6.5.          Brokers, etc.................................................................35

7.           CERTAIN AGREEMENTS OF THE PARTIES..........................................................35

             7.1.          Payment of Transfer Taxes and Other Charges..................................35
             7.2.          Confidentiality Covenant of the Buyer........................................35
             7.3.          Operation of Business, Related Matters.......................................36
             7.4.          Preparation for Closing......................................................37
             7.5.          Certain Payment and Subscription Rights......................................38
             7.6.          Non-Solicitation.............................................................38
             7.7.          Further Assurances...........................................................40

8.           CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER.........................................40

             8.1.          Representations, Warranties and Covenants....................................40
             8.2.          Legality; Governmental Authorization; Litigation ............................41
             8.3.          Third Party Consents.........................................................42
             8.4.          Opinion of Counsel...........................................................42
             8.5.          Resignations of Directors....................................................42
             8.6.          Repayment of Debt............................................................42
             8.7.          Prior Owner Matters..........................................................42
             8.8.          General......................................................................42

9.           CONDITIONS TO THE OBLIGATION TO CLOSE OF THE
             SELLERS....................................................................................43

             9.1.          Representations, Warranties and Covenants....................................43
             9.2.          Legality; Government Authorization; Litigation ..............................43
             9.3.          Letter of Credit Matters.....................................................44
             9.4.          Opinion of Counsel...........................................................44
             9.5.          General......................................................................44

10.          TAX COVENANTS AND AGREEMENTS...............................................................44

             10.1.         General Intention of Parties.................................................44
             10.2.         Tax Returns..................................................................44
             10.3.         Payment of Taxes.............................................................45
             10.4.         Straddle Period..............................................................45
             10.5.         Purchase Price Reduction for Payment of Taxes ...............................46

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
             10.6.         Notice.......................................................................46
             10.7.         No 338 Election..............................................................46
             10.8.         Tax Elections................................................................46
             10.9.         [Intentionally Omitted]......................................................46
             10.10.        Control of Audit.............................................................46
             10.11.        Cooperation..................................................................47
             10.12.        Access to Tax Records........................................................47
             10.13.        Disagreement Resolution......................................................47

11.          EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS..............................................48

             11.1.         Employment of Affected Employees.............................................48
             11.2.         Substantially Equivalent Benefits............................................48
             11.3.         WARN.........................................................................49
             11.4.         Third-Party Rights...........................................................49
             11.5.         Indemnity....................................................................49

12.          INDEMNIFICATION............................................................................50

             12.1.         Indemnification..............................................................50
             12.2.         Time Limitation on Indemnification...........................................50
             12.3.         Monetary Limitations on Indemnification......................................51
             12.4.         Third Party Claims, etc......................................................51
             12.5.         Certain Other Indemnity Matters. ............................................52

13.          CONSENT TO JURISDICTION; JURY TRIAL WAIVER.................................................53

             13.1.         Consent to Jurisdiction......................................................53
             13.2.         WAIVER OF JURY TRIAL.........................................................54

14.          TERMINATION................................................................................54

             14.1.         Termination of Agreement.....................................................54
             14.2.         Effect of Termination........................................................55
             14.3.         Time of Essence..............................................................55

15.          MISCELLANEOUS..............................................................................55

             15.1.         Entire Agreement; Waivers....................................................55
             15.2.         Amendment or Modification....................................................56
             15.3.         Investigation; No Additional Representations.................................56
             15.4.         Severability.................................................................56
             15.5.         Successors and Assigns.......................................................57

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
             15.6.         Sellers' Representative......................................................57
             15.7.         Notices......................................................................59
             15.8.         Public Announcements.........................................................60
             15.9.         Headings, etc................................................................60
             15.10.        Disclosure...................................................................60
             15.11.        Third Party Beneficiaries....................................................60
             15.12.        Counterparts.................................................................60
             15.13.        Governing Law................................................................61
             15.14.        Strict Construction..........................................................61
             15.15.        Expenses.....................................................................61
             15.16.        Joinder of Additional Stockholders...........................................61

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                                    EXHIBITS

Exhibit 8.4       Form of Sellers' Counsel Opinion
Exhibit 9.4       Form of Buyer's Counsel Opinion

                                SCHEDULES

Schedule 3.1       -  Selling Shareholders; Shares and Warrants
Schedule 4.3       -  Sellers' Exceptions to Non-Contravention
Schedule 5.1.1     -  Company Foreign Qualification
Schedule 5.1.2     -  Company Exceptions to Non-Contravention
Schedule 5.1.4     -  Subsidiaries
Schedule 5.3.2     -  Changes in Condition, etc. Since Most Recent Financials
Schedule 5.5.1     -  Liens on Assets/Personal Property
Schedule 5.5.2     -  Leases, Owned Real Property and Related Matters
Schedule 5.6       -  Trademarks and other Intellectual Property Rights, etc.
Schedule 5.7       -  Contractual Obligations; Customers
Schedule 5.8       -  Insurance
Schedule 5.9       -  Litigation Matters
Schedule 5.10      -  Compliance with Law
Schedule 5.11      -  Tax Matters
Schedule 5.12      -  Company Plans and Benefit Arrangements, etc.
Schedule 8.3       -  Necessary Consents
Schedule 6.4       -  Buyer Litigation
Schedule 7.3       -  Operations of Business
Schedule 8.3       -  Necessary Consents

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 16th of January, 1997, among WEFA Holdings, Inc., a Delaware corporation (the "Company"), each stockholder or holder of warrants of the Company signing below as of the date hereof or becoming party hereto pursuant to Section 15.16 hereof (each a "Seller") and Primark Corporation, a Michigan corporation (the "Buyer").

                                    Recitals

         1. Each of the Sellers respectively owns the number of issued and outstanding shares of Class A common stock of the Company, par value $.0001 per share (the "Class A Common Stock"), Class L-A common stock of the Company, par value $.0001 per share (the "Class L-A Common Stock"), Class B common stock of the Company, par value $.0001 per share (the "Class B Common Stock") and Class L-B common stock of the Company, $.0001 par value per share (the "Class L-B Common Stock"), and warrants to purchase Class A Common Stock and Class L- A Common Stock (the "Warrants"), in each case as set forth opposite such Seller's name on Schedule 3.1 hereto. The Class A Common Stock, Class L-A Common Stock, Class B Common Stock and Class L-B Common Stock are referred to collectively as the "Shares".

         2. The Sellers desire to sell and transfer the Shares and Warrants to the Buyer and the Buyer desires to acquire the Shares and Warrants from the Sellers, all upon the terms and subject to the conditions set forth in this Agreement.

                                    Agreement

         Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

         1.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 1:

                  (a) The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

                  (b) The words "party" and "parties" shall refer to the Sellers, the Company and the Buyer.

                  (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                  (d) Accounting terms used herein and not otherwise defined herein are used herein as defined by Generally Accepted Accounting Principles (as defined below) in effect as of the date hereof, consistently applied.

                  (e) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule as such may be amended in accordance with Section 7.4.4, as the case may be, to this Agreement, all of which are made a part of this Agreement.

                  (f) The word "including" shall mean including without limitation.

         1.2. Certain Definitions. The following terms shall have the following meanings:

                  1.2.1. "Action" shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any Governmental Authority.

                  1.2.2. "Affected Employees" shall mean all current employees of any of the WEFA Companies as of the Closing Date, including any such person who is on an approved leave of absence.

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                  1.2.3. "Affiliate" shall mean, as to the Company (or other specified Person), each Person directly or indirectly controlling, controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

                  1.2.4. "Agreement" is defined in the Preamble.

                  1.2.5. "Alex Brown" shall mean Alex. Brown & Sons
         Incorporated.

                  1.2.6. "Audited Financials" is defined in Section 5.2.1.

                  1.2.7. "Balance Sheet" is defined in Section 5.2.1.

                  1.2.8. "Balance Sheet Date" shall mean November 30, 1996.

                  1.2.9. "Business" shall mean the business of the WEFA Companies as such business is currently conducted.

                  1.2.10. "Business Day" shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

                  1.2.11. "Buyer" is defined in the Preamble.

                  1.2.12. "By-laws" shall mean the corporate by-laws of a corporation, as from time to time in effect.

                  1.2.13. "Cash Consideration" is defined in Section 3.1.

                  1.2.14. "Cash Statement" is defined in Section 3.2.

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                  1.2.15. "Charter" shall mean the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

                  1.2.16. "Class A Common Stock" is defined in the Preamble.

                  1.2.17. "Class B Common Stock" is defined in the Preamble.

                  1.2.18. "Class L-A Common Stock" is defined in the Preamble.

                  1.2.19. "Class L-B Common Stock" is defined in the Preamble.

                  1.2.20. "Closing" is defined in Section 3.3.

                  1.2.21. "Closing Cash Balance" means, as of the Closing Date, the amount of cash balances of the WEFA Companies held in demand and time deposits (as reflected in the records of the depository), other cash equivalent investments (as determined in accordance with Generally Accepted Accounting Principles) or in actual currency and, in the case of amounts denominated in currencies other than United States Dollars, translated into United States Dollars at the then current exchange rate, net of (i) outstanding checks not yet presented for payment and
         (ii) funds held in escrow or as security deposits (but not $200,000 restricted amount for payroll purposes).

                  1.2.22. "Closing Date" is defined in Section 3.3.

                  1.2.23. "Code" shall mean the federal Internal Revenue Code of 1986, as amended.

                  1.2.24. "Company" is defined in the Preamble.

                  1.2.25. "Company Plans" is defined in Section 5.12.

                  1.2.26. "Confidentiality Agreement" is defined in Section 7.2.

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                  1.2.27. "Contracts" is defined in Section 5.7.

                  1.2.28. "Contractual Obligation" shall mean, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument (including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness, but excluding the Charter and Bylaws of such Person) to which or by which such Person is legally bound.

                  1.2.29. "Debt" shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, but in no event including operating leases, (iii) in respect of capitalized leases and purchase money obligations for the acquisition of equipment and fixed assets, but in no event including trade payables, and (iv) in the nature of guarantees of obligations of the type described in clauses (i), (ii) and (iii) above of any other Person.

                  1.2.30. "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                  1.2.31. "Environmental Laws" shall mean any federal, state or local law as in effect as of the date hereof relating to (i) releases or threatened releases of Hazardous Substances, and (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

                  1.2.32. "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof

                  1.2.33. "Financial Statements" is defined in Section 5.2.1.

                  1.2.34. "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles in the United States as in effect and applied in the preparation of the Financial Statements.

                  1.2.35. "Government Contract" shall mean a contract between the Company and the federal government of the United States of America or any subdivision or agency thereof.

                  1.2.36. "Governmental Authority" shall mean any federal, state or local government, regulatory or administrative agency (or any department, bureau or division thereof).

                  1.2.37. "Governmental Order" shall mean any material decree, stipulation, determination or award entered by any Governmental Authority.

                  1.2.38. "Hazardous Substances" shall mean (i) substances defined in or regulated as toxic or hazardous under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations, in each case, as amended and as in effect as of the date: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act;
         (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) PCBs and (v) asbestos.

                  1.2.39. "Heller" means Heller Financial, Inc., a Delaware corporation.

                  1.2.40. "Heller Debt" shall mean all Debt (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) of the WEFA Companies to Heller, whether under the Credit Agreement dated as of August 2, 1994 between WEFA, Inc. and Heller or otherwise.

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                  1.2.41. "HSR Act" is defined in Section 6.1.3.

                  1.2.42. "Income Tax" shall mean any (and in the plural "Income Taxes" shall mean all) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum taxes, assessments, or levies, in each case measured by income, arising under the laws of or imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including without limitation all interest and penalties and additions with respect to any of the foregoing.

                  1.2.43. "Income Tax Return" shall mean all Tax Returns related to Income Taxes.

                  1.2.44. "Indemnifying Party" is defined in Section 12.1.

                  1.2.45. "Indemnitee" is defined in Section 12.1.

                  1.2.46. "Individual Sellers" is defined in Section 15.6.

                  1.2.47. "Intangibles" is defined in Section 5.6.

                  1.2.48. "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, data bases and computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  1.2.49. "Interim Financials" is defined in Section 5.2.1.

                  1.2.50. "IRS" is defined in Section 5.11.

                  1.2.51. "Knowledge of Sellers" or "Known to Sellers" or "Sellers' Knowledge" means the actual knowledge of David Dominik, Marc Wolpow, Michael Krupka, William Mundell or Douglas Anthony.

                  1.2.52. "Leases" is defined in Section 5.5.2.

                  1.2.53. "Legal Requirement" shall mean any federal, state or local statute, ordinance, code, rule or regulation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

                  1.2.54. "Licenses" is defined in Section 5.6.

                  1.2.55. "Lien" shall mean any mortgage, pledge, lien, security interest, attachment or encumbrance, provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes not yet due and payable, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security,
         (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws and (vii) liens securing the Heller Debt that will be released on the Closing Date.

                  1.2.56. "Losses" shall mean any and all losses, damages, deficiencies, awards, assessments, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses); provided, however, that the amount of any such Losses for the purposes of indemnification hereunder shall be determined net of the sum of any amounts actually recovered by the Indemnitee under insurance policies with respect to such Loss. Buyer and Sellers agree that any indemnification payments under the Agreement shall be considered an adjustment to the Purchase Price.

                  1.2.57. "Material Adverse Effect" shall mean any change in or effect on the business of any of the WEFA Companies which has a material adverse effect on the business, assets or financial condition of the WEFA Companies taken as a whole.

                  1.2.58. "Options" means stock options granted under the Company's 1994 Stock Option Plan.

                  1.2.59. "Ordinary Course of Business" shall mean the ordinary course of the WEFA Companies' business consistent with current custom and practice.

                  1.2.60. "Payment Percentage" is defined in Section 12.3.

                  1.2.61. "Permits" is defined in Section 5.10.

                  1.2.62. "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity other than any Governmental Authority.

                  1.2.63. "Personalty Leases" is defined in Section 5.5.1.

                  1.2.64. "Post-Closing Partial Period" shall mean with respect to any Tax period beginning prior to the Closing Date and ending after the Closing Date, the portion of such period beginning the day after the Closing Date.

                  1.2.65. "Post-Closing Period" shall mean any Tax period beginning and ending after the Closing Date.

                  1.2.66. "Pre-Closing Partial Period" shall mean with respect to any Tax period beginning prior to the Closing Date and ending after the Closing Date, the portion of such period up to and including the Closing Date.

                  1.2.67. "Pre-Closing Period" shall mean any Tax period ending on or prior to the Closing Date.

                  1.2.68. "Principal Seller" is defined in Section 7.6.

                  1.2.69. "Prior Owner" means WEF Associates CI Limited, a Channel Islands company.

                  1.2.70. "Prior Owner Debt" shall mean all Debt (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) of the WEFA Companies to the Prior Owner, whether under the Company's $4,500,000 Subordinated Note due 1999, dated August 2, 1994, or otherwise.

                  1.2.71. "Purchase Price" is defined in Section 3.1.

                  1.2.72. "Real Property" is defined in Section 5.5.2.

                  1.2.73. "Securities Act" is defined in Section 6.3.

                  1.2.74. "Sellers" is defined in the Preamble.

                  1.2.75. "Seller's Percentage" is defined in Section 3.1.

                  1.2.76. "Sellers' Representative" is defined in Section 14.6.

                  1.2.77. "Shares" is defined in the Recitals.

                  1.2.78. "Straddle Period" shall mean a taxable year or taxable period of any member of the WEFA Tax Group that begins before the Closing Date and ends after the Closing Date.

                  1.2.79. "Subsidiary" shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

                  1.2.80. "Tax Attribute" shall mean any loss, deduction or credit for any Tax purpose or any other item that could give rise to a Tax Benefit.

                  1.2.81. "Tax Benefit" shall mean in the case of any Tax Return, the sum of the amount by which the Tax liability is reduced (or the Tax refund is increased) plus any interest relating to such Tax liability (or Tax refund), and in the case of a consolidated federal Income Tax Return or similar state, local or other Tax Return, the sum of the amount by which the Tax liability of the affiliated group of corporations is reduced (or the Tax refund is increased) plus any interest from such government or jurisdiction relating to such Tax liability (or Tax refund).

                  1.2.82. "Tax Election" shall include, but is not limited to, any election, claim, disclaimer, or waiver relating to any Tax, Tax Return, Tax Attribute or Tax Benefit.

                  1.2.83. "Tax" shall mean any (and in the plural "Taxes" shall mean all) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, profit, windfall profit, customs, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee, and other taxes, withholding taxes, assessments, imposts, levies, and other charges of every kind and nature arising under the laws of or imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, including, without limitation, all interest, penalties and additions with respect to any of the foregoing.

                  1.2.84. "Tax Return" shall mean all federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing or amendments thereto, including (where permitted or required) consolidated, combined or unitary returns for any group of entities.

                  1.2.85. "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

                  1.2.86. "Warrants" is defined in the Recitals.

                  1.2.87. "WEFA Companies" shall mean, collectively, the Company, its Subsidiaries and CIEMEX, Inc., a Delaware corporation of which the Company owns 45% of the outstanding capital stock.

                  1.2.88. "WEFA Tax Group" shall mean, collectively, the affiliated group as defined in Section 1504 of the Code for which the Company is the common parent, without the exclusion of foreign corporations pursuant to section 1504(b)(3).

2. ACQUISITION. Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth herein, on the Closing Date, each of the Sellers agrees to sell, transfer and deliver to the Buyer the number of Shares and Warrants, as the case may be, set forth opposite such Seller's name in Schedule 3.1, as supplemented on account of the joinder of additional Sellers pursuant to Section 15.16 (or, in the case of Warrants, Shares in respect of which such Warrants have been exercised or exchanged, if any) and the Buyer agrees to purchase and acquire from each of the Sellers such Shares and Warrants for the consideration specified in Section 3.1.

3. PAYMENT AND CLOSING.

         3.1. Purchase Price. In consideration of the sale and transfer of the Shares and Warrants by the Sellers to the Buyer at the Closing, the Buyer will pay an aggregate amount equal to the sum of (a) $45,000,000 plus (b) the Closing Cash Balance (the "Purchase Price"). The Purchase Price shall be payable at the Closing (i) by wire transfer of immediately available funds, to such accounts as the holders of the Heller Debt and the Prior Owner Debt may specify, as payment in full of the outstanding Heller Debt and Prior Owner Debt, respectively, as specified by the Company in writing to the Buyer on the Business Day preceding the Closing, (ii) by wire transfer of immediately available funds to such account as the Company may specify to pay all termination amounts for unexercised Options, as specified by the Company in writing to the Buyer on the Business Day preceding the Closing and (iii) by wire transfer of immediately available funds to such account as the Sellers' Representative may specify, of the balance of the Purchase Price (the "Cash Consideration"). The Cash Consideration shall be allocated among each of the Sellers in the respective percentages of Shares and Warrants (each a "Seller's Percentage") set forth on Schedule 3.1 (as supplemented on account of the joinder of additional Sellers in accordance with Section 15.16) and, in the case of the Warrants, net of the exercise price therefor.

         3.2. Cash Statement. On the Closing Date, the Company shall deliver to the Buyer and the Sellers' Representative a statement (the "Cash Statement") reflecting the Company's best estimate of the Closing Cash Balance. The Buyer may dispute the amount reflected on the Cash Statement after the Closing by notifying the Sellers' Representative in writing of any such dispute, specifying the amount thereof and setting forth, in reasonable detail, the basis for such dispute within ten Business Days after the Buyer's receipt of the Cash Statement. In the event of such a dispute, the Sellers' Representative and the Buyer shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers' Representative and the Buyer are unable to reach a resolution within 15 days after the delivery to the Sellers' Representative of the Buyer's written notice of dispute with respect to the Cash Statement, the Sellers' Representative and the Buyer shall submit the items remaining in dispute for resolution to an accounting firm of national reputation mutually acceptable to the Buyer and the Sellers' Representative (or, in the absence of mutual agreement on the choice of accounting firm, one of the "big six" accounting firms chosen by lot, with each of the Buyer and the Sellers' Representative having the right to veto one firm so chosen), which shall, within 20 days after such submission, determine and report to the Sellers' Representative and the Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Buyer. The Sellers and the Buyer shall each be responsible for one-half of the fees and disbursements of such accounting firm.

         3.3. Time and Place of Closing. The closing (the "Closing") shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts at 10:00 a.m. (local time) on a date jointly specified by the parties, which date shall be not later than five Business

Days after the satisfaction or waiver of all conditions precedent set forth in Sections 8 and 9 or at such other time or place upon which the parties may agree (the day on which the Closing takes place being referred to herein as the "Closing Date").

         3.4. Delivery. At the Closing, each of the Sellers shall deliver to the Buyer the certificate or certificates, in genuine and unaltered form, evidencing all of the Shares and Warrants held by such Seller, duly endorsed in blank, against delivery by the Buyer of the Purchase Price. In addition, (i) Sellers shall deliver to Buyer an executed cross-receipt evidencing the sale to Buyer of all outstanding Warrants and Buyer's full payment therefor, and (ii) each of Heller and the Prior Owner shall have executed and delivered to Buyer letters or other documents evidencing payment in full of the Heller Debt and the Prior Owner Debt and the release by each of them of any and all security interests that either of them have in the shares or assets of any WEFA Company.

         3.5. Further Assurances; Post-Closing Cooperation. (a) At any time or from time to time after the Closing, Sellers shall execute and deliver to Buyer such other documents and provide such materials and information and take such other actions as Buyer may reasonably request (i) more effectively to vest title to the Shares and Warrants in Buyer, (ii) to the full extent permitted by law, to put Buyer in actual possession and operating control of the Company and its assets and properties and books and records, (iii) to assist Buyer by executing votes, waivers, resignations and other documents with respect to certain corporate housekeeping measures with respect to the WEFA Companies and (iv) otherwise to cause Sellers to fulfill their obligations under this Agreement.

                  (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business, the Company or the WEFA Companies in its possession with respect to periods prior to the Closing and Straddle Periods (with respect to Taxes), and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with Legal Requirements, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or
(v) in connection with any actual or threatened Action. Further, both parties agree for a period extending six years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to such other party and such other party shall not agree in writing to take possession thereof during the ten day period after such offer is made.

                  (c) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

         3.6. Merger. As soon as practicable following the Closing Date, a wholly-owned subsidiary of Buyer will be merged with and into the Company, with the Company as the surviving corporation.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, severally and not jointly, represents and warrants to the Buyer, but only with respect to such Seller and the Shares and Warrants owned by such Seller that, except as set forth in the applicable Schedule to this Agreement, bearing the Section number of the representation sought to be modified:

         4.1. Organization and Authority. Such Seller (other than an individual) is an entity duly formed, legally existing and in good standing under the laws of the jurisdiction of its organization and such Seller has full power and authority to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

         4.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by, and is Enforceable against, such Seller.

         4.3. Non-Contravention, Etc. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Closing hereunder in accordance with the terms and conditions of this Agreement do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any Contractual Obligation to which such Seller is a party or by which such Seller is, or the Shares and Warrants to be sold by such Seller hereunder are, bound or any Legal Requirement applicable to such Seller or to the Shares and Warrants to be sold by such Seller. The existence of any such conflict, whether or not set forth on Schedule 4.3, shall not constitute a failure on the part of such Seller to comply with the requirements of Section 8.1.1 to the extent that any such conflict shall have been waived prior to the Closing in writing by the other party to such Contractual Obligation or by the appropriate Governmental Authority. No consent is required to be obtained by such Seller in connection with the execution, delivery and performance of this Agreement by such Seller or the sale of the Shares and Warrants to be sold by such Seller as contemplated hereby, except as set forth in Schedule 4.3, and other than any consent where the failure of such Seller to obtain such consent would not prevent the Sellers from consummating the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent such Seller from performing in all material respects any of its obligations under this Agreement.

         4.4. Title to Shares and Warrants. Such Seller is the record and beneficial owner of and has good and valid title to the Shares and Warrants set forth opposite such Seller's name on Schedule 3.1 (as supplemented on account of the joinder of additional Sellers pursuant to Section 15.16) which will be sold by such Seller as contemplated hereby, free and clear of any liens.

5. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer that, except as set forth in the applicable Schedule to this Agreement, bearing the Section number of the representation sought to be modified:

         5.1. Corporate Matters, etc.

                  5.1.1. Organization, Power and Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company has the corporate power and authority to own, operate or lease its properties and to carry on its business in all material respects as currently conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Schedule 5.1.1, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing would not have a Material Adverse Effect.

                  5.1.2. Non-Contravention, etc. Except for items listed on
         Schedule 5.1.2, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement does or will constitute, result in or give rise to (i) a material breach, violation or default under any Legal Requirement applicable to any WEFA Company,
         (ii) a breach of or a default under any Charter or By-Laws provision of any WEFA Company, (iii) the imposition of any material Lien upon any asset of any WEFA Company or (iv) a material breach of or a default under (or the acceleration of the time for performance of any material obligation under) any material Contractual Obligation of any WEFA Company. Except as set forth in Schedule 5.1.2, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of any WEFA Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement, except those (i) which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (ii) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording has not had a Material Adverse Effect.

                  5.1.3. Title to Stock. The entire authorized capital stock of the Company consists of (i) 12,400,000 shares of Class A Common Stock, of which 1,019,414 shares are issued and outstanding and 517,375 shares are reserved for issuance upon exercise of the Options and Warrants,
         (ii) 2,000,000 shares of Class L-A Common Stock, of which 1,019,414 shares are issued and outstanding, (iii) 510,000 shares of Class B Common

         Stock, of which no shares are issued and outstanding and (iv) 90,000 shares of Class L-B Common Stock, of which no shares are issued and outstanding. The Shares constitute all of the issued and outstanding shares of common stock of the Company and are duly authorized, validly issued and are fully paid and nonassessable. The Shares and Warrants are held of record and, to the Sellers' Knowledge, beneficially by the Sellers as set forth on Schedule 3.1 (as supplemented on account of the joinder of additional Sellers pursuant to Section 15.16). Except for this Agreement, the Options (which will be terminated on the Closing
         Date) and the Warrants, there is no Contractual Obligation pursuant to which the Company has granted any option, warrant or other right to any Person to acquire the shares of common stock or any other securities of, or equity interests in, the Company.

                  5.1.4. Subsidiaries. Schedule 5.1.4 sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary. Each Subsidiary listed on Schedule 5.1.4 is a corporation or other entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business in all material respects as currently conducted, and is duly qualified, licensed or admitted to do business as a foreign corporation or other entity and in good standing in each jurisdiction indicated on Schedule 5.1.4, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by such Subsidiary to be qualified, licensed or admitted and in good standing would not have a Material Adverse Effect. Except as set forth in Schedule 5.1.4, each Subsidiary listed on
         Schedule 5.1.4 is wholly-owned by the Company (either directly or indirectly by way of ownership through another Subsidiary listed on
         Schedule 5.1.4).

                  5.1.5. Charter and By-laws. The Company has heretofore delivered or made available to the Buyer true and complete copies of the Charter and By-laws of each WEFA Company, in each case as in effect on the date hereof.

         5.2. Financial Statements, etc.

                  5.2.1. Financial Information. The Buyer has been furnished with each of the following:

                  (a) The consolidated audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1995 and the related statements of earnings and shareholders equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the report thereon of Price Waterhouse LLP (collectively, the "Audited Financials" and, together with the Interim Financials (as defined in paragraph (b) below), the "Financial Statements").

                  (b) The unaudited consolidated balance sheet (the "Balance Sheet") of the Company and its consolidated Subsidiaries as of the Balance Sheet Date and related unaudited consolidated statements of earnings and cash flows for the eleven-month period then ended (collectively the "Interim Financials").

                  5.2.2. Character of Financial Information. The Financial Statements were prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods specified therein in accordance with Generally Accepted Accounting Principles, subject in the case of the Interim Financials to the absence of footnotes and to normal year-end adjustments.

         5.3. Change in Condition.

                  5.3.1. Accounting Practices. Since the Balance Sheet Date the Company has not made or agreed to make, and has not permitted any of its Subsidiaries to make or agree to make, any material change in its methods of accounting or accounting practices.

                  5.3.2. Since Balance Sheet Date. Except for matters set forth in Schedule 5.3.2, since the Balance Sheet Date the Business has been conducted only in the Ordinary Course of Business (except as otherwise required or permitted by the terms of this

         Agreement) and:

                  (a) Other than transactions between or among the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has:

                           (i) entered into any Contractual Obligation other than this Agreement relating to, or authorized (A) the sale of any capital stock or equity interest in any WEFA Company (other than the issuance of Options pursuant to the 1994 Stock Option Plan),
                                     (B) the purchase of assets other than in the Ordinary Course of Business or (C) any merger, consolidation or other business combination;

                           (ii)      settled or agreed to settle any material
                                     Action;

                           (iii) mortgaged, pledged or subjected to any Lien any of their assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business, and (B) Liens disclosed on Schedule 5.5.1;

                           (iv) sold, leased, transferred or exchanged any material property for less than the fair value thereof;

                           (v) declared or paid any dividends on any shares of its capital stock;

                           (vi) made any increase in the salary, wages or other compensation of any officer, employee or consultant of any WEFA Company, except for increases in the Ordinary Course of Business or as required by any employment or other agreement, any policy or any bonus, pension, profit sharing or other plan or commitment;

                           (vii) (A) incurred Debt in an aggregate principal amount exceeding $100,000 (net of any amounts discharged during such period) (of which no more than $25,000 shall be on account of items other than new computer equipment), other than advances under the revolving credit facility included in the Heller Debt or (B) made any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of any WEFA Company under, any Debt of or owing to any WEFA Company in an amount exceeding $25,000 other than under the revolving credit facility included in the Heller Debt;

                           (viii)    experienced any physical damage,
                                     destruction or other casualty loss
                                     affecting any of the plant, real or
                                     personal property or equipment of any WEFA
                                     Company that would, after taking into
                                     account any insurance recoveries payable in respect thereof, have a Material Adverse Effect;

                           (ix) made any write-off or write-down of or any determination to write off or write down any of the assets and properties of any WEFA Company in an aggregate amount exceeding $25,000;

                           (x) authorized or experienced any (x) material amendment of the certificate or articles of incorporation or by-laws of any WEFA Company, or (y) recapitalization, reorganization, liquidation or dissolution of any WEFA Company;

                           (xi) incurred or authorized capital expenditures or commitments for additions to property, plant or equipment of any WEFA Company in an aggregate amount exceeding $100,000; or

                           (xii) entered into any transaction between any WEFA Company and a Seller, any officer, director or Affiliate (other than a WEFA Company) of any Seller (A) outside the Ordinary Course of Business or (B) other than on an arm's-length basis.

                  (b) None of the WEFA Companies has entered into any Contractual Obligation to do any of the actions referred to in clause
         (a) above; and

                  (c) There has not been any material adverse change in the Business and financial condition of the WEFA Companies, taken as a whole.

         5.4. Environmental Matters, etc. Each of the WEFA Companies is as of the date hereof, and has been for the past two years, in compliance in all material respects with all Environmental Laws. There is as of the date hereof no Action pending or, to the Knowledge of Sellers threatened, against any WEFA Company in respect of, nor has any WEFA Company received any written notice alleging (i) noncompliance by any WEFA Company with any Environmental Laws or
(ii) the release or threatened release into the environment of any Hazardous Substance by any WEFA Company or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by any WEFA Company. No WEFA Company has any material liability, present and past, under CERCLA, including, without limitation, as the result of its ownership or operation of any "facility" as defined in CERCLA, or its arrangement for disposal, treatment or transport of "hazardous substances," also as defined in CERCLA.

         5.5. Real and Personal Property.

                  5.5.1. The applicable WEFA Company has valid title to all of its material personal property, and such material personal property is not subject to any Lien except as set forth on Schedule 5.5.1. (i) All material leases and material licensing agreements for personal property ("Personalty Leases") leased or licensed by any of the WEFA Companies are valid and in full force and effect in all material respects and are listed on Schedule 5.5.1 (other than agreements for the acquisition of database information, the licensing of subscription and economic data to customers and off-the shelf software licenses, in each case in the Ordinary Course of Business); (ii) the WEFA Companies have performed in all material respects all obligations required to be performed by them under such leases and licenses; and (iii) no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a material default by any of the WEFA Companies as lessee or licensee under such leases and licenses.

                  5.5.2. Schedule 5.5.2 sets forth a list of all real property owned by any of the WEFA Companies, and all real property leased to the WEFA Companies (the AReal Property@). Except as has not had a Material Adverse Effect, (i) all leases (the "Leases") of Real Property leased to the WEFA Companies are valid and in full force and effect; (ii) the WEFA Companies have performed in all material respects all obligations required to be performed by them under such Leases; and (iii) no event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a material default by any of the WEFA Companies as lessee under such Lease.

         5.6. Intellectual Property Rights. (a) Schedule 5.6(a) sets forth a complete and accurate list of (i) all patents, including all reissues, reexaminations, continuations, continuations-in-part and divisions thereof, all trademarks, service marks and designs that, in the case of each of the foregoing items described in this clause (i), have been issued to or registered by any WEFA Company; (ii) all pending patent applications and all pending trademark, service mark and design applications, in each case filed by or on behalf of any WEFA Company; and (iii) all material unregistered trademarks, service marks, trade names, service names, trade dress design rights, topography rights, logos and assumed names which are owned by any WEFA Company. Schedule 5.6(a) also identifies each license or similar agreement entered into by any WEFA Company with respect to any Intellectual Property other than in the Ordinary Course of Business.

                  (b) Except as disclosed in Schedule 5.6(b), a WEFA Company is the sole and exclusive owner of the Intellectual Property described in clause
(i) of Section 5.6(a) and listed in Schedule 5.6(a). All registration and maintenance fees that have become due and payable to any governmental agency in respect of any Intellectual Property owned by a WEFA Company and for which a patent or registration has been issued, have been paid, and no act has been done or omitted to be done by any WEFA Company or, to the Knowledge of Sellers, any licensee, distributor, sublicensee or subdistributor thereof, to impair or dedicate to the public or entitle any governmental authority to cancel, forfeit, modify or hold abandoned any of such Intellectual Property so owned by a WEFA Company and listed in Schedule 5.6(a), and to the Knowledge of Sellers, all such Intellectual Property so owned and listed is valid and enforceable in all material respects.

                  (c) Except as set forth in Schedule 5.6(c): (i) there are no pending or, to Sellers' Knowledge, threatened suits, written claims or written oppositions by any person against the ownership by any WEFA Company or the use by any WEFA Company of any of the Intellectual Property owned or used by it in its Business as currently conducted; (ii) the WEFA Companies are in compliance with the terms of all licenses, leases or other agreements under which the right to use any of the Intellectual Property listed in Schedule 5.6(a) arose or pursuant to which a WEFA Company licenses or otherwise distributes such Intellectual Property to any third party except where noncompliance has not had a Material Adverse Effect; and (iii) to the Knowledge of Sellers, the use of any Intellectual Property by a WEFA Company in connection with the conduct of the business of the WEFA Companies as currently conducted does not infringe upon or otherwise violate in any material respect any right of any third party.

                  (d) Each WEFA Company owns or is licensed or otherwise has the right to use, all material Intellectual Property used by it in, or necessary for it to conduct, its businesses as currently conducted, free and clear of all Liens, including without limitation (i) material Computer Programs and databases, and (ii) material user manuals, technical manuals or other documentation related to such Intellectual Property, in each case which are offered or made available to customers by the WEFA Companies.

                  (e) Except as disclosed in Schedule 5.6(e), the material Computer Programs and material databases used in the conduct of the Business to date (including without limitation the data, articles and other content included therein) are (i) owned or licensed by a WEFA Company, or (ii) currently in the public domain or otherwise available to the WEFA Companies without the approval or consent of any third party, or (iii) included in such database or computer program or system pursuant to a written license or lease or other consent from a third party.

                  (f) The Company has a policy requiring all employees of the WEFA Companies to maintain the confidentiality of all trade secrets and other confidential information material to the conduct of the Business.

                  (g) The material Computer Programs listed in Schedule 5.6(e) as owned by a WEFA Company (i) function in all material respects reasonably in accordance with the specifications and user manuals therefor published by the applicable WEFA Company, subject to errors and bugs that arise and are corrected in the normal course of the applicable WEFA Company's business; and (ii) to the Knowledge of Sellers, do not contain any software routines that in any material respect cause harm, disable or permit unauthorized access to software, hardware or data. The Company has a policy to use anti-virus programs in the computer systems of the WEFA Companies.

         5.7. Certain Contractual Obligations. Set forth on Schedule 5.7(a) is a true and complete list of all of the following Contractual Obligations (including all amendments or modifications thereof) of the WEFA Companies:

                  (a) All collective bargaining agreements and all written employment or individual consulting agreements pursuant to which services are rendered to the WEFA Companies (other than the Company Plans), in each case which are likely to involve payments by or on behalf of a WEFA Company in excess of $25,000 per year;

                  (b) All material Contractual Obligations under which any WEFA Company is or will after the Closing be restricted in any material respect from carrying on any business or other activities anywhere in the world;

                  (c) All Contractual Obligations (but excluding the Options) to sell or otherwise dispose of any assets having a fair market value in excess of $25,000 except in the Ordinary Course of Business;

                  (d) All Contractual Obligations between any WEFA Company on the one hand and any Affiliate of any WEFA Company (other than the WEFA Companies) on the other hand in excess of $25,000;

                  (e) All Contractual Obligations (including, without limitation, partnership and joint venture agreements) under which (i) any WEFA Company has any liability or obligation for Debt, or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than any WEFA Company) or (ii) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of any WEFA Company, in either case involving any Debt or liability in excess of $25,000 individually;

                  (f) All Contractual Obligations pursuant to which any WEFA Company incurred an obligation to pay any amounts in excess of $25,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) through (ii);

                  (g) All Contractual Obligations (including Government Contracts) pursuant to which any WEFA Company may be expected to perform services with a value in excess of $25,000 and which cannot be canceled by any WEFA Company within 30 days without penalty, except for contracts entered into in the Ordinary Course of Business; and

                  (h) All Contractual Obligations pursuant to which any WEFA Company may be obligated to pay for goods and services to be delivered or performed in excess of $25,000 per year, except for purchase orders issued and contracts entered into in the Ordinary Course of Business.

Each of the Contractual Obligations listed on Schedule 5.7(a), as in effect on the date hereof, shall be referred to herein collectively as the "Contracts". No breach or default in performance by any WEFA Company under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, other than any breach or default which has not had a Material Adverse Effect. To the Knowledge of Sellers, no material breach or default by any other Person under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or default, except a breach or default which has not had a Material Adverse Effect.
Schedule 5.7(i) sets forth a list of United States customers that have accounted for at least 90% of the United States sales of the WEFA Companies for the period from December 1, 1995 through November 30, 1996. By the Closing Date the Company shall update Schedule 5.7(i) pursuant to Section 7.4.4 to set forth a list of customers that have accounted for at least 90% of the worldwide sales of the WEFA Companies for the period from

January 1, 1996 through December 31, 1996.

         5.8. Insurance, etc. Schedule 5.8 is a true and accurate list as of the date hereof of all material policies or binders of insurance covering the operations of the WEFA Companies. The Company has delivered or made available to the Buyer true and accurate copies of all such policies or binders as in effect on the date hereof. None of the WEFA Companies is in any material default with respect to its obligations under any of such policies.

         5.9. Litigation, etc. Except as set forth on Schedule 5.9, as of the date hereof, there is no Action against any WEFA Company pending and, to the Knowledge of Sellers, no material Action against any WEFA Company is threatened. There is no Action pending or, to the Knowledge of Sellers, threatened against the Company or the Sellers which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

         5.10. Compliance with Laws, etc. The operations of the Business and the WEFA Companies are in compliance as of the date hereof in all material respects with applicable Legal Requirements, except as set forth in Schedule 5.10 or as has not had a Material Adverse Effect. The WEFA Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement necessary for and material to the conduct of the Business, except where the failure to obtain such licenses, permits, consents, approvals, franchises or other authorization has not had a Material Adverse Effect (the "Permits"). The Company has not received any written notice that any Governmental Authority or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any of the Permits.

         5.11. Tax Matters.

                  Except as set forth on Schedule 5.11:

                          (i) Each of the members of the WEFA Tax Group,
                              including the affiliated, combined or unitary group of which any such corporation or other entity is or was a member, has filed or has had filed on its behalf all material Tax
                                     Returns that it was required to file on or before the date hereof (or the Closing
                                     Date), and has paid (within the term and the manner prescribed by law) all Taxes shown thereon as owing;

                           (ii) all deficiencies asserted in writing and any assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority have been paid in full;

                           (iii) none of the members of the WEFA Tax Group has received any written notice of any audit, claim, deficiency or assessment pending or proposed with respect to Taxes of any of the members of the WEFA Tax Group;

                           (iv) none of the members of the WEFA Tax Group is party, nor will be a party as of the Closing Date, to any written agreements or waivers extending the statutory period of limitation applicable to any Taxes of any members of the WEFA Tax Group;

                           (v)       none of the members of the WEFA Tax Group
                                     (A) files or is required to file any
                                     combined, consolidated or unitary federal, state, local or foreign Tax Returns (other than Tax Returns filed by a group the common parent of which was the Company) and
                                     (B) is a party to any Contractual
                                     Obligation relating to the allocation or sharing of Taxes;

                           (vi) there are no liens with respect to Taxes upon any of the properties or assets of any members of the WEFA Tax Group other than for current Taxes not yet due and payable;

                           (vii) the members of the WEFA Tax Group have withheld and timely paid to the appropriate governmental authority all amounts required to be withheld by sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws;

                           (viii) the members of the WEFA Tax Group have not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

                           (ix) the Company has filed, as a common parent corporation of an "affiliated group" (within the meaning of section 1504(a) of the Code), a consolidated return for Federal income tax purposes on behalf of itself and all of the members of the WEFA Tax Group which are "includible corporations" (within the meaning of section 1504(b) of the Code);

                           (x) the members of the WEFA Tax Group are not and will not become a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code;

                           (xi) no power of attorney has been granted by the members of the WEFA Tax Group with respect to any matter relating to Taxes which is currently in force;

                           (xii) the members of the WEFA Tax Group have not participated (nor will the members of the WEFA Tax Group participate prior to the Closing Date) in or cooperated with an international boycott within the meaning of section 999 of the Code;

                           (xiii) the members of the WEFA Tax Group have not filed (and will not file prior to the Closing Date) a consent pursuant to section 341(f)(2) of the Code or agreed to have section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in section 341(f)(4) of the Code) owned by the members of the WEFA Tax Group;

                           (xiv) the members of the WEFA Tax Group are not required to include in income any adjustments pursuant to section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the members of the WEFA Tax Group and the members of the WEFA Tax Group have not received written notice that the Internal Revenue Service has proposed any such adjustment or change in accounting method;

                           (xv) the members of the WEFA Tax Group are not and have not been United States real property holding companies (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; and

                           (xvi) the Buyer has been furnished Financial Statements, including reserves for the payment of all Taxes required to be accrued that are not yet due and payable.

         5.12. Employee Benefit Plans.

                  (a) Schedule 5.12 lists each employee benefit plan, program or policy (including, without limitation, each "employee benefit plan" within the meaning of section 3(3) of ERISA) that is maintained or otherwise contributed to by the Company or any of its Subsidiaries as of the date hereof (collectively, "Company Plans").

                  (b) With respect to each of the Company Plans, the Company has made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) any summary plan description, (iii) the two most recent annual Forms 5500 (if applicable) with respect to such Company Plans and (iv) if such Company Plan is intended to be a qualified single employer plan under section 401(a) of the Code, the most recent favorable determination letter received from the Internal Revenue Service.

                  (c) Except as set forth in Schedule 5.12, (i) each Company Plan is in compliance as of the date hereof in all material respects with the applicable provisions, if any, of ERISA and the Code; (ii) each Company Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) no "reportable event" (as such term is used in section 4043 of ERISA), "prohibited transaction" (as such term is used in section 4975 of the Code or section 406 of ERISA) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan subject to ERISA; (iv) no material litigation or administrative or other proceedings involving the Company Plans have occurred or to the Knowledge of Sellers are threatened; (v) each WEFA Company has complied in all material respects with the health care continuation requirements of section 601, et. seq., of ERISA with respect to employees and their spouses, former spouses and dependents; and (vi) no WEFA Company has obligations under any Company Plan to provide health benefits to former employees of a WEFA Company except as specifically required by law.

                  (d) No WEFA Company nor any ERISA Affiliate of a WEFA Company nor any other Person controlled by or under common control with any of the foregoing within the meaning of section 4001 of ERISA has at any time maintained or contributed to any "multiemployer plan" (as such term is defined in section 3(37) of ERISA)

                  (e) No WEFA Company is in default in any material respect in performing any of its contractual obligations under any of the Company Plans or any related trust agreement or insurance contract. All material contributions and other payments required to be made by any WEFA Company to any Company Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate aside therefor and have been or will be reflected in the Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any Company Plan other than liabilities for benefits to be paid to participants in such Company Plan and their beneficiaries in accordance with the terms of such Company Plan.

                  (f) No event has occurred, and to the Knowledge of Sellers there exists no condition or set of circumstances in connection with any Company Plan, under which any WEFA Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any material liability under section 409 of ERISA, section 502(i) of ERISA, Title IV of ERISA or section 4975 of the Code.

                  (g) No transaction contemplated by this Agreement will result in material liability to the PBGC under section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to any WEFA Company, Buyer or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such material liability with respect to Buyer, any WEFA Company or any such corporation or organization.

                  (h) No material benefit under any Company Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement, except the exercisability of Options.

         5.13. Brokers, etc. Except for payments to be made by the Company to Alex Brown, no broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Sellers, the Company or any of their respective Affiliates.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. In order to induce each Seller to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to each Seller as follows:

         6.1. Corporate Matters, etc.

                  6.1.1. Organization, Power and Standing of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  6.1.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by, and is Enforceable against, the Buyer.

                  6.1.3. Non-Contravention, etc. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the Closing hereunder in accordance with the terms and conditions of this Agreement does not and will not conflict with or result in the breach of any terms or provisions of, or constitute a default, under any Contractual Obligation of or the Charter or By-Laws of the Buyer or a breach of any Legal Requirement applicable to the Buyer. Except for satisfaction of the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (ii) where failure to obtain such consent would not materially and adversely affect the Buyer's ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent the Buyer from performing in all material respects any of its obligations under this Agreement.

         6.2. Financial Condition, etc. The Buyer has as of the date hereof and will have as of the Closing available funds in an aggregate amount sufficient to
(i) pay the Purchase Price and all contemplated fees and expenses related to the transactions contemplated by this Agreement and (ii) provide adequate working capital for the Business.

         6.3. Investment Intent, Related Matters. The Buyer is purchasing the Shares and Warrants for its own account and has the present intention of holding the Shares and Warrants for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any federal or state securities laws. The Buyer is an "accredited investor" within the definition set forth in Rule 501(a) of the Securities Act of 1933, as amended (the "Securities Act").

         6.4. Litigation. To the knowledge of the Buyer, as of the date hereof, there is no Action pending or threatened (i) against the Buyer or any of its Affiliates which has had a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby

         6.5. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buyer or any of its Affiliates.

7. CERTAIN AGREEMENTS OF THE PARTIES.

         7.1. Payment of Transfer Taxes and Other Charges. The Buyer shall be responsible for and shall pay all stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes arising in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

         7.2. Confidentiality Covenant of the Buyer. The Confidentiality Agreement fully executed in June, 1996 as amended and modified through the date hereof (the "Confidentiality Agreement") by and between the Buyer and WEFA, Inc. on behalf of the Company and the Sellers is hereby confirmed and acknowledged as a continuing obligation of the parties to the Closing Date.

         7.3. Operation of Business, Related Matters. From the date hereof and on and prior to the Closing Date, except as otherwise permitted or required by this Agreement, the Company will cause the WEFA Companies to conduct the Business in the Ordinary Course of Business and substantially as presently operated and use reasonable efforts to maintain the value of the Business as a going concern. From the date hereof and on and prior to the Closing Date no Seller will sell, pledge or otherwise encumber his, her or its Shares or Warrants without the prior written consent of the Buyer. From the date hereof and prior to the Closing Date, Sellers (other than Heller) shall cause the WEFA Companies not to, without the prior written consent of Buyer, which will not be unreasonably withheld:

                  (a) enter into any transactions otherwise than on an arms' length basis with any Seller or any other Affiliate of the WEFA Companies (other than as contemplated by this Agreement and transactions in the Ordinary Course of Business among the WEFA Companies);

                  (b) pay any compensation other than in the Ordinary Course of Business or increase any compensation of any officer or employee other than such increases in compensation for employees as may be made in the Ordinary Course of Business;

                  (c) incur any Debt (including, without limitation, any capital lease) except in the Ordinary Course of Business and in no event in excess of $100,000 in the aggregate (of which no more than $25,000 shall be on account of items other than new computer equipment) other than revolving credit Heller Debt;

                  (d) amend the Charter or Bylaws of any WEFA Company or sell, lease or otherwise dispose of any material assets (except (i) for sales or other dispositions of inventory or excess equipment in the Ordinary Course of Business and (ii) as may otherwise be specifically permitted by the terms of this Agreement);

                  (e) make any material change in the Business or operations of any of the WEFA Companies;

                  (f) make any capital expenditure in excess of $100,000 with respect to the Business or enter into any contract or commitment therefor;

                  (g) take any of the actions described in Section 5.3.2(a); or

                  (h) enter into any Contractual Obligation to do any of the actions referred to in this Section 7.3.

         The Buyer shall respond with reasonable promptness to any and all requests by the Sellers for consent(s) for any WEFA Company to take any of the actions specified in this Section 7.3.

         7.4. Preparation for Closing. The Buyer on the one hand and the Sellers on the other hand will each use all reasonable best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, subject to the following:

                  7.4.1. HSR Filing. Promptly upon execution and delivery of this Agreement, each of Buyer and the Company will prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, supply all information requested by Governmental Authorities in connection with the HSR notification and cooperate with each other in responding to any such request. Buyer shall be solely responsible for all filing fees required to be paid in connection therewith.

                  7.4.2. Consents, etc. Prior to the Closing Date, the Company and Sellers (other than Heller) shall use reasonable efforts (but the Company and the Sellers shall have no obligation to pay any fees or incur any expenses) to secure required written consents or waivers under or with respect to the Contracts indicated on Schedule 5.1.2.

                  7.4.3. Buyer Disclosure Obligation. From time to time, on and prior to the Closing Date, the Buyer shall promptly notify the Sellers upon becoming aware of any fact, occurrence or event that would cause any of the representations and warranties contained in Sections 4 or 5 to be inaccurate or incomplete in any respect; provided, that no such notification shall in any way impair or limit any of Buyer's rights under this Agreement or otherwise with respect to inaccuracies in any of the representations or warranties of Sellers or the Company contained in this Agreement.

                  7.4.4. Supplemental Schedules. The Sellers may (but will not be required to, except as contemplated by Section 5.7), from time to time prior to or on the Closing Date, by notice in accordance with this Agreement, supplement or amend Schedules, including without limitation one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained; provided, however, that subject to the last sentence of this Section 7.4.4, no supplement or amendment will affect the rights or obligations of the parties to this Agreement (other than supplements to Schedule 3.1 on account of the joinder of additional Sellers pursuant to Section 15.16 and the supplement to Schedule 5.7(i) contemplated by Section 5.7). If a supplement or amendment of any Schedule (other than such supplements to Schedule 3.1 and Schedule 5.7(i)) adversely affects the benefits to be obtained by Buyer under this Agreement then Buyer shall have the right to terminate this Agreement, with such termination being Buyer's sole remedy relating to matters set forth in amendments or supplements to any Schedule. Notwithstanding any other provision hereof, each supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant relating to such Schedule not having read at all times as so supplemented and amended.

         7.5. Certain Payment and Subscription Rights. On or prior to the Closing Date, the Company shall pay $500,000 to Information Partners, a Massachusetts general partnership, to terminate its management agreement with the Company. The Company shall provide to Information Partners free of charge a subscription to receive through February 28, 1999 one macro-economic U.S. forecast subscription.

         7.6. Non-Solicitation. (a) Each of Information Partners Capital Fund, L.P., BCIP Associates and BCIP Trust Associates (the "Principal Sellers") will, for a period of one year from the Closing Date with respect to clauses (i), (ii) and (iv) below, and indefinitely with respect to clause (iii) below, refrain from, either alone or in conjunction with any other person, or directly or indirectly through its present or future Affiliates (other than companies in its investment portfolio):

                           (i) employing, engaging or seeking to employ or engage any Person who within the prior twelve (12) months had been an officer or employee of the Company (other than Persons who have theretofore been terminated by the Company or who have voluntarily left the employ of the Company prior to having been contacted in any way by any Principal Seller or any Affiliate) (other than companies in its investment portfolio) of either Principal Seller;

                           (ii) causing or attempting to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company;

                           (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of its clients, customers or suppliers; or

                           (iv) acquiring a controlling interest in DRI/McGraw-Hill, a division of The McGraw-Hill Companies, Inc.

                  (b) The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

                  (c) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and each Principal Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

         7.7. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion. After the Closing Date, the Sellers (other than Heller) shall use reasonable efforts (but the Sellers shall have no obligation to pay any fees or incur any expenses) to secure required written consents or waivers under or with respect to the Contracts indicated on Schedule 5.1.2. In addition, the Sellers (other than Heller) shall use reasonable efforts to assist the Buyer in terminating the requirement for the letters of credit referred to in Section 9.3.

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Buyer in its sole discretion:

         8.1. Representations, Warranties and Covenants.

                  8.1.1. Continued Accuracy of Representations and Warranties. Each representation and warranty of the Sellers and the Company contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, except for changes expressly permitted or contemplated by Section 7.4.4.

                  8.1.2. Performance of Agreements. The Sellers and the Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing.

                  8.1.3. Sellers' Closing Certificate. At the Closing, each of the Sellers shall furnish a certificate, signed by such Seller, dated the Closing Date, to the effect that the conditions specified in Sections 8.1.1 and 8.1.2, to the extent relating to representations, warranties, covenants and agreements of such Seller, have been satisfied.

                  8.1.4. Company's Closing Certificate. At the Closing, the Company shall furnish a certificate, signed by the President or a Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 8.1.1 and 8.1.2, to the extent relating to representations, warranties, covenants and agreements of the Company, have been satisfied.

                  8.1.5. Outstanding Capital. The Shares shall constitute all the outstanding stock of the Company and the Warrants shall constitute all the outstanding Contractual Obligations pursuant to which the Company has granted any option, warrant or other right to any Person to acquire the shares of common stock or any other securities of, or equity interest in, the Company.

         8.2. Legality; Governmental Authorization; Litigation. The acquisition of the Shares and Warrants and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation of any such transaction or could otherwise have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

         8.3. Third Party Consents. There shall have been obtained by the Company the consents listed on Schedule 8.3.

         8.4. Opinion of Counsel. The Sellers and the Company shall have furnished the Buyer with favorable opinions of Ropes & Gray and Morgan, Lewis & Bockius LLP, dated as of the Closing Date, together covering the issues set forth in Exhibit 8.4.

         8.5. Resignations of Directors. Each member of the board of directors of the Company, and each member of the board of directors and each officer of each Subsidiary identified by the Buyer in writing to the Sellers within 10 days prior to the Closing Date, shall have tendered, effective at the Closing, their resignations as such directors.

         8.6. Repayment of Debt. After giving effect to the repayment of the Heller Debt and the Prior Owner Debt on the Closing Date, the WEFA Companies shall not be obligated with respect to Debt in an aggregate amount exceeding $25,000 except for capitalized leases and purchase money equipment debt and debt owing from one WEFA Company to another WEFA Company.

         8.7. Prior Owner Matters. The Prior Owner shall have entered into a non-solicitation agreement on substantially the terms of Section 7.6. WEF Basel, A.G., a Swiss company that is an Affiliate of the Prior Owner, shall have issued an option to WEFA, Inc. to purchase the "AREMOS" trademark for $10,000 at the end of the license term for the licensing of the "AREMOS" trademark from WEF Basel, A.G. to WEFA, Inc. WEF Basel, A.G. and the Prior Owner shall have entered into an assignment to WEFA, Inc. of all copyrights, including registered United States copyrights, for the AREMOS computer program.

         8.8. General. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall have been taken. The Buyer shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Buyer may reasonably request in connection with the transactions contemplated hereby.

9. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE SELLERS. The obligations of the Sellers to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Sellers in their sole discretion:

         9.1. Representations, Warranties and Covenants.

                  9.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of the Buyer contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

                  9.1.2. Performance of Agreements. The Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer at or prior to the Closing.

                  9.1.3. Officer's Certificate. At the Closing, the Buyer shall furnish to the Sellers a certificate signed by the President or any Vice President of the Buyer, dated the Closing Date, to the effect that the conditions specified in Sections 9.1.1 and 9.1.2 have been satisfied.

         9.2. Legality; Government Authorization; Litigation. The Sellers' consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation any such transaction or could otherwise have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated hereby.

         9.3. Letter of Credit Matters. The letters of credit in the amount of $250,000 to the Company's landlord and $50,000 to the State of Connecticut issued by or on behalf of Heller shall have been terminated or supported by credit satisfactory to Heller.

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
         9.4. Opinion of Counsel. The Buyer shall have furnished the Sellers with a favorable opinion of Michael R. Kargula, general counsel of Buyer, dated the Closing Date in the form of Exhibit 9.4.

         9.5. General. All corporate proceedings required to be taken by the Buyer in connection with the transactions contemplated by this Agreement shall have been taken. The Sellers shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Sellers may reasonably request in connection with the transactions contemplated hereby.

10. TAX COVENANTS AND AGREEMENTS

         10.1. General Intention of Parties. In general, subject to the specific provisions contained in this Agreement, it is the intention of the parties hereto that the Sellers will pay, or cause to be paid, all Income Taxes of the WEFA Tax Group with respect to Pre-Closing Periods and Pre-Closing Partial Periods except the first $250,000 of such Income Taxes, which the Buyer will pay or cause to be paid. The Buyer also will pay, or will cause to be paid, all Taxes of the WEFA Tax Group with respect to Post-Closing Periods and Post-Closing Partial Periods, and all Taxes other than Income Taxes that relate to Pre-Closing Periods or Pre-Closing Partial Periods.

         10.2. Tax Returns. Sellers (other than Heller) will prepare and file, or cause to be prepared and filed, on a timely basis, all Income Tax Returns of or which include the WEFA Tax Group (including any amendments thereto) with respect to any Pre-Closing Period. Buyer will file all other Tax Returns of or which include the WEFA Tax Group. Buyer will have the right to review all Income Tax Returns prepared by Sellers (and supporting documents) that have not been filed, as of the date of this Agreement no later than 15 days after the due date for filing such Income Tax Returns. Any dispute arising with respect to any Income Tax Returns filed on or after the date of this Agreement will be resolved in accordance with Section 10.13.

         10.3. Payment of Taxes. Subject to the Buyer's obligation to pay the first $250,000 of such Income Taxes, Sellers will pay, or will cause to be paid, all Income Taxes of the WEFA Tax Group for Pre-Closing Periods and Pre-Closing Partial Periods, including any such Income Taxes arising as a result of Treasury Regulation section 1.1502-6 or any equivalent provision under state or foreign Income Tax law. Buyer will pay, or will cause to be paid, all Taxes for all Post-Closing Periods and Post-Closing Partial Periods, the first $250,000 of any Income Taxes for any Pre-Closing Period or Pre-Closing Partial Period that are due after the Closing Date and all Taxes other than Income Taxes for any Pre-Closing Period or Pre-Closing Partial Period.

         10.4. Straddle Period. Buyer will cause to be prepared and filed all Tax Returns required to be filed by the WEFA Tax Group for Straddle Periods. In the case of a Straddle Period, for purposes of this Agreement, Income Taxes for the Straddle Period shall be allocated between a Pre-Closing Partial Period and a Post-Closing Partial Period assuming that the books of the Company were closed as of and including the Closing Date, except that exemptions, allowances or deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the Pre-Closing Partial Period and Post-Closing Partial Period on a per diem basis and real property Taxes shall be allocated in accordance with section 164(d) of the Code. Any Income Taxes for a Straddle Period paid prior to the Closing shall be deducted from Sellers' liability. Buyer will notify Sellers of Buyer's calculation of Sellers' share of the Income Taxes of the WEFA Tax Group for any Straddle Period and provide to Sellers copies of such Income Tax Returns no later than 15 days after the due date for filing such Income Tax Returns. Buyer and Sellers will attempt to resolve in good faith any disagreement arising out of any Straddle Period Income Tax Returns and/or any calculation of Sellers' share of the related Income Tax liability. If any such dispute is not resolved within five days after the receipt of the Income Tax Return and calculation by letter, the matter will be resolved in accordance with Section 10.13.

         10.5. Purchase Price Reduction for Payment of Taxes. Sellers and Buyer hereby agree that any amount of Income Taxes paid by Sellers to Buyer constitutes a reduction in the Purchase Price of the shares of the Company to which such payment relates.

         10.6. Notice. Buyer will promptly notify Sellers in writing upon receipt by Buyer of notice of any pending or threatened federal, state, local or foreign Income Tax audits or assessments of the WEFA Tax Group related to a Pre-Closing Period or a Straddle Period. Sellers will promptly notify Buyer in writing upon receipt by Sellers of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments or other written communications from any Tax authority relating to the income, properties or operations of the WEFA Tax Group.

         10.7. No 338 Election. Buyer will not make an election pursuant to
Section 338 of the Code for the WEFA Companies.

         10.8. Tax Elections. The WEFA Tax Group either will not make any Income Tax Election or the Sellers will pay Buyer for the effects of any Income Tax Election made after the date of this Agreement to which Buyer has not consented that adversely affects Income Taxes payable by or Income Tax refunds payable to Buyer or Buyer's Affiliates for any Post-Closing Period or Post-Closing Partial Period. Buyer will not take any action or will pay Sellers for the effects of any action taken on or after the Closing Date to which Sellers have not consented that adversely affects Income Taxes payable by Sellers for any Pre-Closing Period or Pre-Closing Partial Period.

         10.9. [Intentionally Omitted]

         10.10. Control of Audit. The Buyer will have the right to control any audit or determination by any Tax authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period, provided, however, that Buyer shall consult with the Sellers prior to any substantive communications with the IRS relating to Income Taxes of the WEFA Companies for any Pre-Closing Period or Straddle Period and shall not have the right to settle any audit or other proceeding that relates to Income Taxes of the WEFA Companies for a Pre-Closing Period or Straddle Period without the Sellers' consent, which will not be unreasonably withheld.

         10.11. Cooperation. The Sellers will cooperate fully with Buyer in making any Income Tax election permitted under this Agreement.

         10.12. Access to Tax Records. Sellers will provide Buyer, and Buyer and its Affiliates will provide the Sellers, with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant for a taxable period for which the requesting party is charged with payment responsibility for Income Taxes under Section 10.3 of this Agreement, including any Straddle Period, in connection with the preparation of any Tax Returns, any audits or other examination by any Tax authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes. Any information obtained pursuant to this Section 10 will be held in strict confidence and will be used solely in connection with the reason for which it was requested.

         10.13. Disagreement Resolution. If the Sellers or the Buyer disagree as to any matters governed by this Section 10, such Sellers and Buyer will promptly consult with each other in an effort to resolve such dispute. Any amounts not in dispute will be paid promptly, and, any amount payable upon the resolution of a dispute will be made to a bank account designed by the payee no later than three Business Days after such resolution. If any such disagreement cannot be resolved within three days after the Sellers or Buyer asserts in writing that such dispute cannot be resolved, such Sellers and Buyer will jointly select an independent accounting firm to act as an arbitrator to resolve the disagreement. The independent accounting firm's determination will be final and binding upon the parties, and any fees and expenses relating to the engagement of the independent accounting firm will be shared equally by Sellers and Buyer. Upon the resolution of such dispute by the independent accounting firm, any amounts payable will be made to a bank account designated by the payee no later than three Business Days after such resolution, interest will be paid with respect to any such amounts at a rate per annum equal to the rate charged by the Internal Revenue Service for underpayments for large corporations from the date of the assertion in writing that the dispute cannot be resolved to the date of payment.

11. EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS.

         11.1. Employment of Affected Employees. Buyer shall cause the WEFA Companies to employ on the Closing Date, at the same rate of pay as in effect immediately preceding the Closing Date, all Affected Employees; provided that Buyer shall have no obligation to continue such employment or rate of pay subsequent to the Closing Date. The Sellers shall not retain any obligations or liabilities with respect to any benefits or wages, regardless of whether such benefits or wages were accrued (or relate to claims incurred) prior to, on or after the Closing Date, with respect to Affected Employees.

         11.2. Substantially Equivalent Benefits. With respect to the Company Plans in effect immediately prior to the Closing Date, Buyer shall, at Buyer's option, either
(a) for a period of no less than one year following the Closing Date continue to provide or cause to be provided such plans, programs, agreements or arrangements on behalf of the Affected Employees so as to provide, in the aggregate, employee benefits which are substantially equivalent to the benefits provided to such individuals under the Company Plans immediately prior to the Closing Date; or
(b) cause all employees of the WEFA Companies to be eligible as of the Closing to participate in the "employee welfare benefit plans" and "employee pension plans" (within the meaning of section 3(1) and section 3(2) of ERISA, respectively) of Buyer, if any, in which similarly situated employees of Buyer are generally eligible to participate, provided that (a) nothing herein shall prevent Buyer from terminating the employment of any employee of the WEFA Companies or modifying or terminating such plans of Buyer from time to time, and
(b) all employees of the WEFA Companies and their dependents shall be covered immediately after the Closing (and shall not be excluded from coverage on account of any pre-existing condition) under any such plan that is a group health plan of Buyer subject to Part 6 of Title I of ERISA. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which an employee may be eligible after the Closing, Buyer shall ensure that service by such employee with the WEFA Companies shall be deemed to have been service with the Buyer. Except as provided otherwise in this Section 11, Buyer shall be under no obligation to provide or continue any such plans or other arrangements after the Closing Date and may amend or terminate any such plan or arrangement in whole or in part, and may modify any provision thereof, including any provision dealing with eligibility, levels or types of benefits, deductibles or co-payment obligations, or any other right, feature or other characteristic. Buyer shall assume sole responsibility for the payment of severance and benefit continuation benefits to any Affected Employee whose employment with Buyer or with the Company or any of its Subsidiaries is terminated by Buyer on or after the Closing Date. Notwithstanding the foregoing provisions of this Section 11.2, after Closing the Buyer may terminate the Company=s 1994 Stock Option Plan and 1994 Stock Purchase Plan.

         11.3. WARN. The Buyer shall indemnify the Sellers and their Affiliates and defend and hold each of them harmless from and against any Losses which may be incurred by any of them under WARN, or any state plant closing or notification law or otherwise, arising out of, or relating to, any actions taken by the Buyer or the Company after the Closing.

         11.4. Third-Party Rights. No provision of this Section 11 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof), the Company or any Subsidiaries of the Company in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.

         11.5. Indemnity. Buyer agrees to indemnify the Sellers and their Affiliates and defend and hold the Sellers and their Affiliates harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including without limitation costs of collection, attorney's fees and other costs of defense) arising out of any claims by or in respect of any Affected Employee (or such Affected Employee's successors or assigns) with respect to any of the obligations or liabilities assumed by Buyer or retained by the Company hereunder or any other events occurring after the Closing.

12. INDEMNIFICATION.

         12.1. Indemnification. Subject to the terms of this Section 12, each of the Sellers (each in its capacity as an indemnifying party, an "Indemnifying Party"), for itself only and not jointly in the case of the indemnification provided in Sections 12.1.1(i) and 12.1.1(iii) below, and jointly and severally in the case of the indemnification provided in Section 12.1.1(ii) below, agrees to indemnify Buyer (in its capacity as indemnified party, an "Indemnitee") and hold the Buyer harmless, and the Buyer (in its capacity as indemnifying party, an "Indemnifying Party") agrees to indemnify each of the Sellers (each in its capacity as indemnified party, an "Indemnitee") and hold each of the Sellers harmless, from, against and in respect of any and all Losses arising from or related to any of the following:

                  12.1.1. The Sellers. In the case of each Seller as an Indemnifying Party (i) any breach of any representation or warranty made by or on behalf of such Seller in this Agreement; (ii) any breach of any representation or warranty made by or on behalf of the Company in this Agreement; or (iii) any breach or violation of any covenant or agreement made by or on behalf of such Seller in this Agreement.

                  12.1.2. The Buyer. In the case of the Buyer as Indemnifying Party (i) any breach of any representation or warranty made by or on behalf of the Buyer in this Agreement;

         or (ii) any breach or violation of any covenant or agreement made by or on behalf of the Buyer in this Agreement.

         12.2. Time Limitation on Indemnification. No claim may be made or suit instituted by the Buyer under any provision of this Section 12 after April 30, 1998, except for: (i) claims as to which any Indemnitee has given any Indemnifying Party written notice (describing with reasonable specificity the amount and basis of such claims) on or prior to April 30, 1998, (ii) claims for breaches of the representations and warranties contained in Sections 4.1, 4.2,
4.4 and 5.1.3 and the last sentence of Section 5.1.4, which may be made at any time without limitation, and (iii) claims for breaches of the representations and warranties contained in Sections 5.11, which may be made at any time prior to the expiration of the statute of limitations applicable to the matters covered by each such Section. No claim may be made or suit instituted by any Seller under any provision of this Section 12 after April 30, 1998 except for claims as to which any Indemnitee has given any Indemnifying Party written notice (describing with reasonable specificity the amount and basis of such claims) on or prior to April 30, 1998.

         12.3. Monetary Limitations on Indemnification. Indemnifying Parties shall not have any obligation to indemnify an Indemnitee under Section 12.1.1 unless the aggregate cumulative total of all Losses incurred by the Indemnitee (deeming all Sellers as a single Indemnitee for purposes of this Section 12.3) exceeds $250,000, whereupon such Indemnitee shall be entitled to indemnification for such Losses but only to the extent that the aggregate cumulative total of such Losses exceeds $250,000. Notwithstanding any other provision of this Agreement the total maximum aggregate indemnification for all claims pursuant to
Section 12.1.1 or 12.2 (other than claims described in clauses (ii) and (iii) of Section 12.2) as the case may be, shall not exceed $2,000,000 for all Sellers as a group; provided, however, that, in addition to the foregoing aggregate limit, each Seller's aggregate obligation under this Section 12 shall in no event exceed such Seller's Percentage of the Cash Consideration.

         12.4. Third Party Claims, etc. Promptly after (a) becoming aware of any fact, occurrence or event which may give rise to a claim for indemnification under this Section 12 or (b) the receipt by any Indemnitee of notice of the commencement of any action or other claim against such Indemnitee by a third party, such Indemnitee shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Section 12, give such

Indemnifying Party written notice of the nature and basis of such claim. Prior to the thirtieth day after receipt by the Indemnifying Party of a notice from the Indemnitee with respect to the commencement of an action or other claim by a third party, the Indemnitee will defend against such claim (provided that the Indemnitee shall not settle such claim). The Indemnifying Parties shall have the right to defend such claim, at the Indemnifying Parties' expense and with counsel of their choice reasonably satisfactory to the Indemnitee, provided that the Indemnifying Parties so notify the Indemnitee within 30 days after receipt of such notice. So long as the Indemnifying Parties are conducting the defense of such claim as provided in the previous sentence, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and the Indemnifying Parties will not consent to the entry of any judgment or enter into any settlement with respect to such claim unless such judgment or settlement (i) requires only that cash payments be made, and (ii) contains an unconditional term providing for a release to be given by the claimant in question or plaintiff to the Indemnitee of and from all liability in respect of such claim. In the event the Indemnifying Parties do not assume defense of such claim as so provided, (x) the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim unless such judgment or settlement contains an unconditional term providing for a release to be given by the claimant in question or plaintiff to the Indemnifying Parties of and from all liability in respect of such claim) and (y) the Indemnifying Parties will remain responsible for any Losses the Indemnitee may suffer as a result of such claim to the full extent provided in this Section 12. Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.

         12.5. Certain Other Indemnity Matters. (a) From and after the Closing the Buyer's sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 11; provided that the remedies provided in Sections 10 and 11 shall govern the subject matter of such Sections 10 and 11. In furtherance of the foregoing, the Buyer hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have against the

Sellers other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 12 (including, without limitation, to the fullest extent permitted under applicable law, any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements).

         (b) No party shall be liable under this Section 12, and no claim for indemnification may in any event be asserted under this Section 12, for any loss of profits or consequential damages by reason of a breach of any representation, warranty, covenant or other provision.

         (c) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Section 12, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against other Persons with respect to the subject matter underlying such indemnification claim.

         (d) The Sellers shall have no liability under any provision of this Agreement for any Losses to the extent that such Losses relate to actions taken or not taken by Buyer or its Affiliates after the Closing.

         (f) Nothing in this Section 12 shall in any way limit any liability arising pursuant to Sections 10 or 11.

13. CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

         13.1. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15.7 is reasonably calculated to give actual notice.

         13.2. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION CLAIM , CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 13.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14. TERMINATION.

         14.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

                  (a) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers are in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Buyer has notified the Sellers of the breach and such breach has continued without cure for a period of 30 days after the notice of breach and there is a reasonable likelihood that such breach will result in an inability of the Sellers to satisfy the conditions set forth in Section 8.1.

                  (c) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Sellers have notified the Buyer of the breach and such breach has continued without cure for a period of 30 days after the notice of breach and there is a reasonable likelihood that such breach will result in an inability of the Buyer to satisfy the conditions set forth in Section 9.1.

                  (d) By the Sellers on or after February 28, 1997 if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date and by the Buyer on or after February 28, 1997 if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date.

         14.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 14.1, all obligations of the parties hereunder (other than obligations under Sections 7.2, 13, 15 and this Section 14, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination pursuant to clause (b), (c) or (d) of Section 14.1 shall relieve any party from any liability arising from or relating to any breach by such party prior to termination.

         14.3. Time of Essence. Time is and shall be of the essence in this Agreement.

15. MISCELLANEOUS.

         15.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the Confidentiality Agreement (which shall survive execution and delivery of this Agreement and shall survive any termination of this Agreement but shall terminate upon consummation of the Closing) and the Escrow Agreement. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by the Buyer, and (ii) in the case of a waiver by the Sellers, by each of the Sellers.

         15.2. Amendment or Modification. Except as set forth in Section 7.4.4, the parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by the Buyer and the Sellers' Representative.

         15.3. Investigation; No Additional Representations. The Sellers and the Company have not made and are not making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein. The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the WEFA Companies, (ii) has been furnished with or given adequate access to such information about the Business and the WEFA Companies as it has requested, and (iii) will not assert, except pursuant to Section 12, any claim against the Sellers or any of their respective partners, directors, officers, employees, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or hold the Sellers or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company, the Sellers or such persons concerning the Business, the WEFA Companies, this Agreement or the transactions contemplated hereby.

         15.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

         15.5. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

         15.6. Sellers' Representative. (a) Each of the Sellers hereby appoints Information Partners Capital Fund, L.P. (the "Sellers' Representative") or its designee (as appointed in writing), as the agent, proxy and attorney-in-fact for the Sellers for all purposes under this Agreement (including without limitation full power and authority to act on the Sellers' behalf) to take any action, should it elect to do so in its sole discretion, (i) to consummate the transactions contemplated under this Agreement, (ii) in the event of such consummation, to receive on behalf of the Sellers each of such Seller's Percentage of the Cash Consideration, (iii) to pay out of each Seller's Percentage of the Cash Consideration his, her or its pro rata share of all costs, expenses and fees incurred by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement and to pay to the Sellers his, her or its Seller's Percentage of the Cash Consideration, (iv) to settle the final Cash Statement as contemplated by Section 3.2, (v) to conduct or cease to conduct, should it elect to do so in its sole discretion, the defense of all claims against any of the Sellers in connection with this Agreement other than claims under Sections 12.1.1(i) or 12.1.1(iii), and settle all such claims in its sole discretion on behalf of all the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement and (vi) to execute and deliver, should it elect to do so in its sole discretion, on behalf of the Sellers any amendment to this Agreement so long as such amendment shall apply to all parties to this Agreement, and to take all other actions to be taken by or on behalf of the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement; provided, however, that (a) the Sellers' Representative shall have no authority to enter into any settlement of any claim under clause (v) above or to execute and deliver any amendment to this Agreement under clause
(vi) above on behalf of (1) the Sellers listed as Individual Sellers on the signature pages hereto (the "Individual Sellers"), without the consent of William A. Mundell, (2) WEF Associates CI Limited without the consent of an officer or director thereof and (3) Heller Financial, Inc. without the consent of an officer thereof, (b) the Sellers' Representative shall have no obligation to conduct any defense or settle any claim or enter into any amendment or take any other action whatsoever on behalf of any Seller under this Section 15.6 or otherwise in its capacity as Sellers' Representative and (c) any settlement entered into or other action taken by an Individual Seller, WEF Associates CI Limited or Heller Financial, Inc. shall be valid only to the extent expressly permitted by this Section 15.6, and no such settlement or action (whether permitted or not by this Section 15.6) shall bind or otherwise affect the rights or obligations of the Seller's Representative or any other Seller.

         (b) Each of the Sellers hereby agrees not to assert any claim against, and to indemnify and hold harmless Sellers' Representative from and against any and all Losses incurred by, the Sellers' Representative or any of its partners, directors, officers, employees, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, relating to Sellers' Representative's capacity as Sellers' Representative other than such claims or Losses resulting from the Sellers' Representative's gross negligence or willful misconduct

         (c) Each Seller hereby unconditionally and irrevocably agrees to pay to the Sellers' Representative, promptly upon request and in any event within 10 days of such request, such Seller's Percentage of any amounts paid by the Sellers' Representative on behalf of the Sellers and agrees to pay its Seller's Percentage of any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Sellers' Representative in connection with the protection, defense, enforcement or other expense of any rights under this Agreement. Any and all payments made by any Sellers under this Section 15.6 shall be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto.

         15.7. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

         If to the Sellers, to:     Information Partners, Inc.
                                                               Two Copley Place
                                    Boston, MA 02116
                                    Telecopier: (617) 572-3274
                                    Attention:  Michael A. Krupka

                 with a copy to:    Ropes & Gray
                                    One International Place
                                    Boston, MA  02110
                                    Telecopier:  617-951-7050
                                    Attention:  Thomas B. Draper

                 If to Buyer, to: Primark Corporation
                                    1000 Winter Street
                                    Waltham, MA  02154
                                    Facsimile No.:  (617) 890-6187
                                    Attn:  Joseph E. Kasputys
                                           Michael R. Kargula

                                    with a copy to:

                                    Milbank, Tweed, Hadley & McCloy
                                    1 Chase Manhattan Plaza
                                    New York, NY  10005
                                    Facsimile No.:  (212) 530-5219

                                    Attn:  John T. O'Connor

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by Federal Express, if sent by Federal Express,
(c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

         15.8. Public Announcements. At all times at or before Closing no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto (which prior approval shall not be unreasonably withheld or delayed, except by any Principal Seller with respect to references to any Principal Seller or its Affiliates in such press release) of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

         15.9. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

         15.10. Disclosure. Any item listed or described in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into each other Schedule where such listing or description would be appropriate.

         15.11. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person other than the Seller's Representative, the parties or their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         15.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         15.13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         15.14. Strict Construction. No rule of strict construction shall apply to or be used against any party hereto.

         15.15. Expenses. All costs and expenses (including legal fees and expenses, and any "success" fees) incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company at or prior to Closing. All such costs and expenses incurred by the Company shall be paid by the Company at or prior to the Closing, whether or not the transactions contemplated hereby are consummated, and all such costs and expenses incurred by the Buyer shall be paid by the Buyer whether or not the transactions contemplated hereby are consummated.

         15.16. Joinder of Additional Stockholders. Prior to the Closing Date, existing owners of Shares who have not yet signed this Agreement and Option holders who exercise Options may become party to this Agreement as Sellers by executing a joinder hereto in form reasonably satisfactory to the Buyer and the Sellers' Representative. Upon the joinder of any such Seller, the Sellers' Representative shall supplement Schedule 3.1 by adding the name and type and number of Shares owned by such Seller.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

         THE COMPANY:         WEFA HOLDINGS, INC.


                              By:     Michael A. Krupka
                                  ------------------------------------
                                  Title: Vice President


         THE BUYER:           PRIMARK CORPORATION


                              By: /s/ JOSEPH E. KASPUTYS
                                  ------------------------------------
                                  Title: Chairman, President and CEO


             THE SELLERS:     INFORMATION PARTNERS CAPITAL FUND,
                              L.P.

                              By: Information Partners, a Massachusetts general
                                  partnership, its general partner

                                     By: Bain Capital Partners IV, L.P., its
                                         general partner

                                           By: Bain Capital Investors, Inc.,
                                                 its general partner


                                 By:     David A. Dominick
                                     ---------------------------------
                                     Title: Vice President

                                BCIP ASSOCIATES


                                By:     David A. Dominick
                                    ---------------------------------------
                                    general partner


                                BCIP TRUST ASSOCIATES, L.P.


                                By:     David A. Dominick
                                    ---------------------------------------
                                    general partner


                                HELLER FINANCIAL, INC.


                                By: /s/ TIMOTHY CANON
                                    ---------------------------------------
                                    Title: Timothy Canon
                                           Vice-President


         INDIVIDUAL SELLERS:    /s/ WILLIAM MUNDELL
                                -------------------------------------------
                                William A. Mundell


                                /s/ DOUGLAS ANTHONY
                                -------------------------------------------
                                Douglas N. Anthony

                                FRAZAR LIMITED


                                By:     Nicolas D. Moss
                                    --------------------------------------
                                    Title: First Board Limited Director


                                POLEGATE LIMITED


                                By:     Nicolas D. Moss
                                    --------------------------------------
                                    Title: First Board Limited Director


                                JIGSAW LIMITED


                                By:     Nicolas D. Moss
                                    --------------------------------------
                                    Title: First Board Limited Director


                                CASTLE LIMITED


                                By:     Nicolas D. Moss
                                    --------------------------------------
                                    Title: First Board Limited Director